Exhibit 10.3

SEVERANCE AND NONCOMPETITION AGREEMENT

SEVERANCE AND NONCOMPETITION AGREEMENT (“Agreement”), dated as of October 17, 2012, by and between Youchange, Inc., an Arizona corporation (“Employer”), and Derrick Mains (“Employee”).

WHEREAS, Employee is employed as President of Youchange, Inc.;

WHEREAS, as a member of Employer’s senior management team, Employee will have access to, and will regularly be exposed to, and in some cases will generate and control, confidential, sensitive, and competitively valuable information about Employer, its business, its employees, and its clients;

WHEREAS, Employer’s services, products, and methods of doing business are unique, and Employee acknowledges that Employer has a legitimate business interest in protecting its relationship with its clients, its Confidential Information (as defined below), its goodwill, and its investment in its employees;

WHEREAS, Employer has developed through considerable time, effort, and expense, confidential and proprietary business materials, including, but not limited to, financial, marketing, sales, and promotional materials, as well as significant and valuable relationships with its clients, vendors, suppliers, and other business partners, which Employee acknowledges are valuable and legitimate protectable interests; and

WHEREAS, through this Agreement, Employer desires to protect its protectable interests, and agree with Employee to the respective rights and obligations of the parties upon termination of Employee’s employment under certain circumstances.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) “Cause” shall mean any termination of Employee’s employment by Employer as a result of any of the following: (i) Employee engaging in an act or acts involving a crime, moral turpitude, fraud, or dishonesty; (ii) Employee’s engaging in any fraud, dishonesty, misconduct, or gross negligence or otherwise acting in disregard of Employer’s best interests in a manner that is materially injurious to the business or reputation of Employer; (iii) Employee’s refusal to or Employee willfully violating in a material respect Employer’s Corporate Governance Guidelines, Code of Conduct, or any applicable Code of Ethics, including, without limitation, the provisions thereof relating to conflicts of interest or related party transactions; (iv) Employee’s willful failure or refusal to perform Employee’s assigned duties; (v) Employee’s willful and continued refusal to follow the reasonable instructions or direction of the Board of Directors regarding the operation of Employer’s business and affairs, or the management of Employer’s employees; (vi) Employee’s willful and continued material breach of this Agreement; or (vii) Employee seizing an opportunity for himself instead of offering such opportunity to Employer if it is within the scope of Employer’s or its subsidiaries’ or parent company’s or its affiliates’ business; provided, however, that that with respect to (iv), (v), and (vi) above, Employee will be provided notice of any misconduct and/or breach constituting Cause and given reasonable opportunity (not to exceed 30 days) to cure the misconduct and/or breach, and provided further that such 30 day cure period shall only be available for the first such misconduct and/or breach of the same or substantially similar type and subsequent misconduct and/or breach of the same or substantially similar type shall constitute Cause without regard to Employee’s subsequent cure of same.

(b) “Change in Control” of Employer shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement or, if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 that serve similar purposes; provided that, without limitation, such a Change in Control shall be deemed to have occurred if and when (i) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) directly or indirectly of equity securities of Employer representing 20 percent or more of the combined voting power of Employer’s then-outstanding equity securities, except that this provision shall not apply to any person currently owning at least five percent or more of the combined voting power of Employer’s currently outstanding equity securities or to an acquisition of up to 20 percent of the then-outstanding voting securities that has been approved by at least 75 percent of the members of the Board of Directors who are not affiliates or associates of such person; (ii) a tender offer or exchange offer is made whereby the effect of such offer is to take over and control Employer, and such offer is consummated for the equity securities of Employer representing 60 percent or more of the combined voting power of Employer’s then-outstanding voting securities; (iii) Employer is merged, consolidated, or enters into a reorganization transaction with another person and, as the result of such merger, consolidation, or reorganization, less than 75 percent of the outstanding equity securities of the surviving or resulting person shall then be owned in the aggregate by the former stockholders of Employer; or (iv) Employer transfers substantially all of its assets to another person or entity that is not a wholly owned subsidiary of Employer. Sales of Employer’s Common Stock beneficially owned or controlled by Employee shall not be considered in determining whether a Change in Control has occurred.

2. Result of Termination Other than for Cause. Except as provided below in Section 4, in the event that Employer terminates Employee’s employment with Employer other than for Cause, in addition to base salary compensation accrued through the date of termination, unpaid reimbursable expenses incurred for the benefit of Employer prior to the date of termination, any vested benefits or amounts under any savings or retirement plans, deferred compensation arrangements or welfare benefit plans (if any), and any vested cash or equity awards granted with respect to long-term incentive awards and other incentive awards granted to Employee, if any, (a) Employer shall pay Employee’s base salary for a period of 12 months following the effective date of such termination; and (b) Employer shall pay to Employee, at the same time as cash incentive bonuses are paid to Employer’s other executives, a portion of the cash incentive bonus deemed by Employer’s Compensation Committee in the exercise of its sole discretion to be earned by Employee pro rata for the period commencing on the first day of the fiscal year for which the cash incentive bonus is calculated and ending on the effective date of termination. The amounts payable under (a) above shall be paid on Employer’s regular payroll schedule commencing on the first such payment date coincident with or following Employee’s “separation from service” from Employer within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be treated as a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii). The amounts payable under (b) above, if any, shall be made by March 15 of the year following the year to which the bonus applies and would otherwise be earned. In addition, all unvested stock-based compensation held by Employee in Employee’s capacity as Employee on the effective date of the termination shall vest as of the effective date of termination.

3. Result of Termination for Cause. In the event Employer terminates Employee’s employment for Cause (as defined above), Employee shall be entitled to receive only base salary compensation accrued through the date of termination, unpaid reimbursable expenses incurred for the benefit of Employer prior to the date of termination, any vested benefits or amounts under any savings or retirement plans, deferred compensation arrangements or welfare benefit plans (if any), and any vested cash or equity awards granted with respect to long-term incentive awards and other incentive awards granted to Employee, if any.

4. Result of Termination Following Change in Control. If within one year following a “Change in Control,” Employer terminates Employee’s employment with Employer other than for Cause or Employee terminates for “Good Reason” as described below (a) Employer shall pay Employee’s base salary for a period of 12 months following the effective date of such termination; (b) Employer shall pay to Employee an amount equal to the average of Employee’s cash bonus paid for each of the two fiscal years immediately preceding Employee’s termination, such amount to be paid and received upon the effective date of the termination (provided such termination constitutes a “separation from service” from Employer within the meaning of Section 409A of the Code); and (c) all unvested stock-based compensation held by Employee in Employee’s capacity as Employee on the effective date of the termination shall vest as of the effective date of termination. The amounts payable under this Section 4 shall be in lieu of the payments described in Section 2. The amounts payable under Section 4(a) shall be paid on Employer’s regular payroll schedule commencing on the first such payment date coincident with or following Employee’s “separation from service” from Employer within the meaning of Section 409A of the Code and shall be treated as a series of separate payments under Treasury Regulations Section 1.409A-2(b)(2)(iii).

Employee’s employment with Employer may be terminated by Employee for Good Reason on 30 days written notice to Employer, which notice shall detail the specific basis for such termination and must be given within 30 days of the initial occurrence of the Good Reason event. Employee must terminate for Good Reason within one year of the initial occurrence of the event constituting Good Reason. Employer shall be given the opportunity to cure the basis for such termination within 30 days of its receipt of Employee’s notice of a Good Reason event. “Good Reason” shall mean the occurrence of any of the following: (a) material reduction in Employee’s base salary; (b) material diminution of Employee’s authority, duties, or responsibilities; or (c) the relocation of more than 50 miles from Employee’s principal place of employment.

5. Competition and Confidential Information.

(a) Interests to be Protected. The parties acknowledge that Employee will perform essential services for Employer, its employees, and its stockholders during the term of Employee’s employment with Employer. Employee will be exposed to, have access to, and work with, a considerable amount of Confidential Information (as defined below). The parties also expressly recognize and acknowledge that the personnel of Employer have been trained by, and are valuable to, Employer and that Employer will incur substantial recruiting and training expenses if Employer must hire new personnel or retrain existing personnel to fill vacancies. The parties expressly recognize that it could seriously impair the goodwill and diminish the value of Employer’s business should Employee compete with Employer in any manner whatsoever. Accordingly, in consideration of Employer’s promise herein to provide certain benefits to Employee following termination of employment under certain circumstances, Employee agrees to the following covenants. The parties acknowledge that these covenants have an extended duration; however, they agree that the covenants are reasonable and are necessary for the protection of Employer, its stockholders, and employees. For these and other reasons, and the fact that there are many other employment opportunities available to Employee if Employee’s employment is terminated, the parties are in full and complete agreement that the following restrictive covenants are fair and reasonable and are entered into freely, voluntarily, and knowingly. Furthermore, each party was given the opportunity to consult with independent legal counsel before entering into this Agreement.

(b) Non-Competition. During Employee’s employment with Employer and for a period of 24 months after the termination of Employee’s employment with Employer for any reason, or, in the event any reviewing court finds 24 months to be overbroad or unenforceable, for a period of 18 months from the date of such termination, or, in the event any reviewing court finds 18 months to be overbroad or unenforceable, for a period of 12 months from the date of such termination, or, in the event any reviewing court finds 12 months to be overbroad or unenforceable, for a period of 6 months from the date of such termination, Employee shall not compete with Employer, directly or indirectly, by working for or becoming financially interested in, whether as owner, principal, agent, stockholder, director, officer, manager, employee, partner, consultant, advisor, independent contractor, or in any other capacity, any business, company, partnership, corporation, group, entity, person, or other party that owns, operates, or otherwise engages in the business of the collection and purchase of electronics and other consumer products for recycling and resale in any city (as defined by the U.S Census Metropolitan Statistical Areas) in which Employer engages in business operations as of the date of this Agreement, any city into which Employer expands its business during Employee’s employment with Employer, and any city as to which Employee has knowledge as of the date of Employee’s termination of employment with Employer that Employer had plans or intended to engage in business operations. Employee acknowledges and agrees to the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which are a part of said covenant. Employee also acknowledges and agrees that this covenant will not preclude Employee from becoming gainfully employed following termination of employment with Employer.

(c) Non-Solicitation of Employees. For a period of 24 months after the termination of Employee’s employment with Employer for any reason, or, in the event any reviewing court finds 24 months to be overbroad or unenforceable, for a period of 18 months from the date of such termination, or, in the event any reviewing court finds 18 months to be overbroad or unenforceable, for a period of 12 months from the date of such termination, or, in the event any reviewing court finds 12 months to be overbroad or unenforceable for a period of 6 months from the date of such termination, Employee shall not directly or indirectly, for Employee, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, solicit for employment, seek to hire, or hire any person or persons who is employed by or was employed by Employer within 12 months of the termination of Employee’s employment for the purpose of having any such employee engage in services that are the same as or similar or related to the services that such employee provided for Employer.

(d) Non-Solicitation of Customers. During Employee’s employment with Employer and for a period of 24 months after the termination of Employee’s employment with Employer for any reason, or, in the event any reviewing court finds 24 months to be overbroad or unenforceable, for a period of 18 months from the date of such termination, or, in the event any reviewing court finds 18 months to be overbroad or unenforceable, for a period of 12 months from the date of such termination, or, in the event any reviewing court finds twelve 12 months to be overbroad or unenforceable, for a period of 6 months from the date of such termination, Employee shall not, either for Employee or for any other person, business, or entity, for any reason, either directly or indirectly, call on or attempt to call on, contact or attempt to contact, solicit or attempt to solicit, assist in the solicitation of or attempt to assist in the solicitation of, take away or attempt to take away, divert away or attempt to divert away, any customer of Employer, including, but not limited to, any customer who became or becomes a customer of Employer through Employee’s efforts or contacts, for the purpose of providing similar products or services as provided by Employer. For the purpose of this Section, “customer” means any person, company, business, educational institution, charitable organization, not-for-profit organization, governmental unit, or other entity that is or was an actual or prospective customer of Employer during Employee’s employment with Employer.

(e) Confidential Information. Employee agrees that Employer’s products, services, and methods of doing business are unique, and that Employer has a legitimate business interest in protecting its Confidential Information (as defined below). Employer, therefore, is unwilling to enter into and perform this Agreement unless Employee enters into the agreements contained in this Section and its subsections. To induce Employer to enter into this Agreement, Employee agrees as follows: Employee acknowledges that (i) Employer’s products and services are unique; (ii) Employer’s business is “relationship based”; (iii) through great effort and at incalculable expense, Employer has developed and maintained and can and will continue to develop and maintain invaluable business relationships (contractual and prospective) with Employer’s clients, as well as service and product providers and vendors, and individuals who are employed by or represent the foregoing (collectively, “Business Relationships”); and (iv) in the course of Employee’s employment with Employer, Employee became or will become aware of and familiar with proprietary, secret, and Confidential Information relating to Employer’s business. This “Confidential Information” includes, but is not limited to, methods, designs, and other information related to Employer’s products and services, proprietary software systems, information concerning internal business operations, including expansion and business development plans, financial results of operations and projections of financial performance, contractual and prospective Business Relationships, financial data and records, marketing plans, procedures, client lists, information, and requirements, vendor lists, information, and requirements, compilations of information, programming strategies and techniques, methods of doing business, design systems, business strategy plans, and other documents and information that is used in the operation, technology, development, and other and business dealings of Employer. Employee covenants and agrees that all of the foregoing information is required to be maintained in confidence for the continued success of Employer, all of which proprietary, secret, or confidential information constitutes “trade secrets” as that phrase is defined and applied under any applicable Arizona statute or the common law. Employee further covenants and agrees that Employer’s trade secrets will not be misappropriated by Employee at any time, and will remain the sole and exclusive property of Employer at all times, including after termination of any employment relationship between Employee and Employer, and that Employee will not, without the prior written consent of Employer, at any time during or after Employee’s employment with Employer, directly or indirectly, (v) misappropriate or otherwise make any use of such trade secrets or Confidential Information; or (w) release or otherwise divulge such trade secrets or any other proprietary, secret, or Confidential Information of Employer to any third party. Notwithstanding anything set forth in this Section, Employee shall not be deemed to be in breach of this Section if Employee: (x) discloses information pursuant to express written authorization of Employer; (y) discloses information already in the public domain, provided such information was not wrongfully disclosed into the public domain in the first instance; or (z) discloses information to any governmental authority or court, pursuant to a duty imposed by law (provided, however, that Employee shall notify Employer of the disclosure at least five business days prior to such disclosure).

(f) Return of Books, Records, Papers, and Equipment. Upon the termination of Employee’s employment with Employer for any reason, Employee shall deliver promptly to Employer all files, lists, books, records, manuals, memoranda, drawings, and specifications; all cost, pricing, and other financial data; all other written or printed materials and computers, cell phones, PDAs, and other equipment that are the property of Employer (and any copies of them); and all other materials that may contain Confidential Information relating to the business of Employer, which Employee may then have in Employee’s possession or control whether prepared by Employee or not.

(g) Disclosure of Information. Employee shall disclose promptly to Employer, or its nominee, any and all ideas, designs, processes, and improvements of any kind relating to the business of Employer, whether patentable or not, conceived or made by Employee, either alone or jointly with others, during working hours or otherwise, during the entire period of Employee’s employment with Employer or within six months thereafter.

(h) Assignment. Employee hereby assigns to Employer or its nominee, the entire right, title, and interest in and to all inventions, discoveries, and improvements, whether patentable or not, that Employee may conceive or make during Employee’s employment with Employer, or within six months thereafter, and which relate to the business of Employer.

(i) Equitable Relief. In the event a violation of any of the restrictions contained in this Section occurs, Employer shall be entitled to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. In the event of a violation of any provision of subsection (b), (c), (d), (g), or (h) of this Section, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.

(j) Restrictions Separable. If the scope of any provision of this Agreement (whether in this Section 5 or otherwise) is found by a Court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. Each and every restriction set forth in this Section 5 is independent and severable from the others, and no such restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.

6. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that because the obligations of Employee hereunder involve the performance of personal services, such obligations shall not be delegated by Employee. For purposes of this Agreement successors and assigns shall include, but not be limited to, any individual, corporation, trust, partnership, or other entity that acquires a majority of the stock or assets of Employer by sale, merger, consolidation, liquidation, or other form of transfer. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Without limiting the foregoing, unless the context otherwise requires, the term “Employer” includes all subsidiaries of Employer.

7. Release of Claims and Non-Disparagement. Employer’s obligations under this Agreement are contingent upon Employee executing (and not revoking during any applicable revocation period) a valid and enforceable full and unconditional release of any claims Employee may have against Employer (whether known or unknown) as of the termination of Employee’s employment. Employer shall present the release to Employee within 10 days of termination, and Employee shall have up to 45 days to consider whether to execute the release; in the event Employee executes the release, Employee shall have an additional eight calendar days in which to expressly revoke Employee’s execution of the release in writing. In the event that Employee fails to execute the release within the 45 day period, or in the event Employee formally revokes Employee’s execution of the release within eight calendar days of Employee’s execution of the release, then this Agreement shall be null and void. Employee shall not be entitled to any payments or benefits under this Agreement after termination of Employee’s employment if Employee does not execute the release or if Employee revokes the release during any statutory revocation period, and to the extent that Employer has made any payments to Employee prior to Employee’s failure to execute the release within the 45 day period or prior to Employee’s revocation, then Employee shall immediately reimburse Employer for any and all such payments. Employer’s obligations and all payments under this Agreement shall cease if Employee makes any written or oral statement or takes any action that Employee knows or reasonably should know constitutes an untrue, disparaging, or negative comment concerning Employer.

8. Miscellaneous.

(a) Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) if personally delivered, on the date of delivery, (ii) if by facsimile or e-mail transmission, upon receipt, (iii) if mailed, three days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, and addressed as provided below, or (iv) if by a courier delivery service providing overnight or “next-day” delivery, on the next business day after deposit with such service addressed as follows:

(1)	If to Employer: 2708 North 68th Street, Suite 4 Scottsdale, Arizona 85257
Attention: Phone: Facsimile: E-Mail:

(2)	If to Employee:

Phone:
E-Mail:

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 7 for the giving of notice.

(b) Indulgences; Waivers. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be binding unless executed in writing by the party making the waiver.

(c) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the state of Arizona, notwithstanding any Arizona or other conflict-of-interest provisions to the contrary. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the state of Arizona located in Maricopa County and the United States District Court for the District of Arizona for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action, or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action, or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST OR RECEIVE A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(d) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer such party’s rights or obligations under this Agreement without the prior written consent of the other party.

(e) Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

(f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(g) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(h) No Participation in Severance Plans. Except as contemplated by this Agreement, Employee acknowledges and agrees that the compensation and other benefits set forth in this Agreement are and shall be in lieu of any compensation or other benefits that may otherwise be payable to or on behalf of Employee pursuant to the terms of any severance pay arrangement of Employer or any affiliate thereof, or any other similar arrangement of Employer or any affiliates thereof providing for benefits upon involuntary termination of employment.

(i) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(j) Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

(k) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day that is not a Saturday, Sunday, or holiday.

(l) Specified Employee. Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” as defined in Section 409A of the Code, Employee shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, and whose payment or provision is triggered by Employee’s termination of employment (whether such payments or benefits are provided to Employee under this Agreement or under any other plan, program or arrangement of Employer), until (and any payments or benefits suspended hereby shall be paid in a lump sum on) the earlier of (i) the date which is the first business day following the six-month anniversary of Employee’s “separation from service” (within the meaning of Section 409A of the Code) for any reason other than death or (ii) Employee’s date of death, and such payments or benefits that, if not for the six-month delay described herein, would be due and payable prior to such date shall be made or provided to Employee on such date. Employer shall make the determination as to whether Employee is a “specified employee” in good faith in accordance with its general procedures adopted in accordance with Section 409A of the Code and, at the time of Employee’s “separation of service” will notify Employee whether or not Employee is a “specified employee.”

(m) Savings Clause. This Agreement is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent; provided that, notwithstanding the other provisions of this subsection and the paragraph above entitled, “Specified Employee”, with respect to any right to a payment or benefit hereunder (or portion thereof) that does not otherwise provide for a “deferral of compensation” within the meaning of Section 409A of the Code, it is the intent of the parties that such payment or benefit will not so provide. Furthermore, if either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or causes any amounts to be subject to interest or penalties under Section 409A of the Code, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (a) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A of the Code or increasing the costs to Employer of providing the applicable benefit or payment and (b) to the extent practicable, to avoid the imposition of any tax, interest or other penalties under Section 409A of the Code upon Employee or Employer.

(n) Reimbursements. Except as expressly provided otherwise herein, no reimbursement payable to Employee pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of Employer shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

YOUCHANGE, INC.

By:	/s/ Barry Monheit
Name:	Barry Monheit
Title:	CEO

/s/ Derrick Mains
Derrick Mains

[Signature Page to Severance and Noncompetition Agreement]